Exhibit 5.2

CONSENT OF CASSELS BROCK & BLACKWELL LLP

Re: Registration Statement on Form F-10 of Mind Medicine (MindMed) Inc.

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Mind Medicine (MindMed) Inc. on March 30, 2021, as such may thereafter be amended or supplemented, and in the short form base shelf prospectus dated March 30, 2021 included therein, under the headings “Documents Filed as Part of the U.S. Registration Statement” and “Legal Matters”.

In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,

/s/ Cassels Brock & Blackwell LLP

Cassels Brock & Blackwell LLP

Toronto, Ontario

March 30, 2021